Exhibit (r)(i)
CODE OF ETHICS
FOR COVERED OFFICERS OF ACCESS CAPITAL STRATEGIES COMMUNITY
INVESTMENT FUND, INC.
The Board of Directors of Access Capital Strategies Community Investment Fund, Inc. (the “Fund”) has adopted the following Code of Ethics (the “Code”) applicable to its Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer (“Covered Officers”) to ensure the continuing integrity of financial reporting and transactions. The Covered Officers covered by the Code are listed on Schedule A hereto.
I. Separate Code
This Code is the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act of 2002. Insofar as the Fund’s and/or the Fund’s investment adviser’s Compliance Manual(s) sets forth the fundamental principles and key policies and procedures that govern the conduct of the Covered Officers, such manuals are superceded by this Code to the extent that such principles, policies, and procedures conflict with the provisions of this Code. The Fund and its investment advisers’ codes of ethics under Rule 17j-1 under the Investment Company Act of 1940 (the “Investment Company Act”) and any compliance manuals referred to above are separate requirements applying to the Covered Officers and others, and are not part of this Code. In addition to this Code and any compliance manuals, the Investment Company Act and the Investment Advisers Act of 1940 (the “Advisers Act”) and rules promulgated thereunder contain many specific provisions designed to protect the Fund from conflicts of interest and overreaching. Any conduct by Covered Officers required by specific Investment Company Act or Advisers Act provisions or the rules thereunder is presumed to be in compliance with this Code. Each Covered Officer is accountable for his or her adherence to this Code. Any violation of this Code by a Covered Officer may result in disciplinary action, including immediate dismissal.
II. Requirements
All Covered Officers must:
1.	Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	Act responsibly in producing and produce full, fair, accurate, timely, and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other communications made by the Fund;

3.	Comply with applicable governmental laws, rules, and regulations; and

4.	Promptly report suspected material violations of this Code, including violations of securities laws or other laws, rules, and regulations applicable to the Fund to the Fund’s Audit Committee.
Each Covered Officer must act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Fund’s policies, and place the interests of the Fund before the Covered Officer’s own personal interests.
Each Covered Officer is required to familiarize himself with the disclosure requirements applicable to the Fund and must not knowingly misrepresent or fail to disclose, or cause others to misrepresent or fail to disclose, material facts about the Fund to others, including the Fund’s directors, independent auditors, and governmental regulators.
III. Avoidance of Conflicts
The overarching principle of this Code is that the personal interests of a Covered Officer should not be placed improperly before the interests of the Fund. As a result, each Covered Officer must: (i) handle any actual or apparent conflict of interest in an ethical manner; (ii) not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally (directly or indirectly) to the detriment of the Fund; (iii) not cause the Fund to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit of the Fund; and (iv) not use material non-public knowledge pertaining to the Fund.
IV. Compliance and Annual Acknowledgment
The Fund will follow certain procedures in investigating and enforcing this Code, including but not limited to the following: (i) all violations and potential violations will be reported to the Fund’s Audit Committee; (ii) the Audit Committee will take all appropriate action to investigate any potential violations; (iii) if the Audit Committee determines that a violation has occurred, it will take all appropriate disciplinary or preventive actions and inform the Board of Directors of its decision; and (iv) all changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.
Each Covered Officer is required: (i) upon receipt of the Code, to sign and submit to the Audit Committee an acknowledgment stating that he or she has received, read, and understands the Code; (ii) annually thereafter to submit a statement to the Audit Committee confirming that he or she has received, read and understands the Code and has complied with the requirements of the Code; (iii) not to retaliate against any employee subordinate to the Covered Officer for reports of potential violations that are made in good faith; and (iv) to notify the Audit Committee if the Covered Officer observes any irregularity or violations of this Code.
V. Amendments and Waivers
This Code may be amended only by the Board of Directors of the Fund at a meeting of the Board of Directors duly called for that purpose.
Date: March 2004

CERTIFICATE OF
COVERED OFFICERS
The undersigned hereby certifies that he has received, read, and understands the Code of Ethics for Covered Officers of Access Capital Strategies Community Investment Fund, Inc. dated March 2004.

Signed:	Date:

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